Eventbrite Reports Fourth Quarter and Full Year 2019 Financial Results
2/27/2020

Net revenue increased 9% to $82.7 million for the quarter, driven by strong growth in the Self Sign-On channel
Net loss was $13.9 million, compared to $13.0 million in the prior year
Adjusted EBITDA loss was $2.2 million in the fourth quarter of 2019

SAN FRANCISCO — (BUSINESS WIRE) — Eventbrite, Inc. (NYSE: EB), a global ticketing and event technology platform, today posted its financial results for the quarter ended December 31, 2019. You can find the Fourth Quarter and Full Year 2019 Shareholder Letter on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.

“Our solid fourth quarter performance capped off a year of significant progress serving our global and diverse creators on Eventbrite’s platform,” said Julia Hartz, Eventbrite’s Co-Founder and Chief Executive Officer. “We made great strides in scaling our platform across categories, customers and countries as we support our mission to bring the world together through live experiences. In the year ahead, we are building upon Eventbrite’s leadership position to connect the expanding universe of creators with consumers who seek memorable real-life experiences. We thank our shareholders for their support and confidence as we head into an exciting year and future.”

Quarterly Conference Call and Webcast

Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the fourth quarter and full year financial results and its Business Outlook for the first quarter and full year 2020. The conference call and webcast can be accessed as follows:

Event: Eventbrite Fourth Quarter and Full Year 2019 Earnings Conference Call
Date: Thursday, February 27, 2020
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Conference Call Dial-in: (877) 682-6650 or (647) 689-5426
Live Webcast Site: https://investor.eventbrite.com

An archived webcast of the conference call will be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com. A telephonic replay of the conference call will be available until Thursday, March 5, 2020, by dialing (800) 585-8367 or (416) 621-4642 and entering the conference ID number 4383508.

About Eventbrite

Eventbrite is a global ticketing and event technology platform that provides creators of events of all shapes and sizes with tools and resources to seamlessly plan, promote, and produce live experiences around the world. Eventbrite’s powerful platform, which can be accessed online or via mobile apps, scales from basic registration and ticketing to a fully featured event management platform. Customers include Newport Folk and Jazz Festivals and Wanderlust, in addition to top venues and promoters that include Bowery Ballroom and The Troubadour. Eventbrite was founded by Julia Hartz, Kevin Hartz, and Renaud Visage and launched operations in 2006. The company has more than 1,000 employees in 12 offices around the world. Learn more at www.eventbrite.com.

Eventbrite Investor Relations
investors@eventbrite.com